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                                                                    EXHIBIT 10.7

                 AMENDMENT  NUMBER 2 TO THE SECOND STANDSTILL
                 AGREEMENT DATED APRIL 12, 1999 AND AMENDMENT
            NUMBER 1 TO THE TOLLING AGREEMENT DATED APRIL 12, 1999
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     These amendments dated May 8, 1999 (the "Amendments") are made and entered into between Vencor, Inc., a corporation organized under the laws of Delaware, for and on behalf of itself and its various subsidiaries and affiliates, including, without limitation, Vencor Operating, Inc., and for and on behalf of any of their respective successors including, without limitation, any debtor or debtor-in-possession in a bankruptcy case commenced under Title 11 of the United States Code (the "Bankruptcy Code") or any trustee appointed in any such case (collectively, "Vencor"), and Ventas, Inc., a corporation organized under the laws of Delaware, for and on behalf of itself and its various subsidiaries and affiliates, including, without limitation, Ventas Realty, Limited Partnership, and for and on behalf of any of their respective successors, including, without limitation, any debtor or debtor-in-possession in a bankruptcy case commenced under the Bankruptcy Code or any trustee appointed in any such case (collectively, "Ventas");

     WHEREAS, the parties to the Amendments are in the process of attempting to resolve any and all existing and potential claims that Vencor has asserted or might in the future assert against Ventas (the "Vencor Claims"), the validity of which Ventas has disputed, and any and all existing and potential claims that Ventas has asserted or might in the future assert against Vencor (the "Ventas Claims"), the validity of which Vencor has disputed (the Vencor Claims and the Ventas Claims are collectively referred to herein as the "Claims");

     WHEREAS, on Friday May 7, 1999 after 5:00 p.m., Ventas, by letters of T. Richard Riney, Vice President and General Counsel of Ventas, issued five notices of non-payment of rent (the "Non-Payment Notices") pursuant to paragraph 16.1(b) of the agreements
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referenced in the first paragraph of each Non-Payment Notice, such agreements being collectively defined in the Second Standstill Agreement as the Five
Leases;

     WHEREAS, the parties hereto wish to extend the cure period referred to in
Section 16.1(b) of the Five Leases with respect to the Non-Payment Notices so that Vencor's cure period is coterminous with that provided to the Leasehold Mortgagee pursuant to Section 22.4 of the Five Leases, subject to the conditions set forth below;

     NOW, THEREFORE, in consideration of the premises and other good cause and adequate consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Extension of the Second Standstill Period and Suspension of the Expiration of the Cure Period in the Five Leases

     1. The fifth numbered paragraph of the Second Standstill Agreement dated April 12, 1999 shall be deleted and replaced with the following paragraph:

          (a) Other than delivery of the Non-Payment Notices, during the period from the date of the Second Standstill Agreement, April 12, 1999, through and including the earlier of (a) the commencement by or against Vencor, as debtor, of a voluntary or involuntary bankruptcy case under Title 11 of the United States Code, or (b) 5:00 p.m. Eastern Daylight Savings Time on June 6, 1999 (such period being referred to herein as the "Second Standstill Period"), neither Vencor nor Ventas will file, commence, serve, or otherwise initiate any civil action, arbitration proceeding, or other similar action, litigation, case, or proceeding of any kind, character or nature whatsoever (an "Action") against the other or any third party, including, without limitation, any of Vencor's or Ventas' current or former officers, directors, or employees, arising from or relating to the Reorganization Agreement, any Ancillary Agreement, or any of the Five Leases, or with respect to the various disputes identified in Vencor's March 18, 1999 letter; nor shall Ventas exercise any rights or remedies it may have against Vencor under any of the Five Leases (including the giving of notices of termination pursuant to Section
          16.1 of the Five Leases or any of them) based on Vencor's late payment or non-payment of Rent (as that term is defined in the Five Leases) due under the Five Leases, or based on any default arising from or related to the

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          disclosures made by Vencor to Ventas commencing on or about March 30 and 31, 1999 and continuing to the date hereof.

          (b) Ventas further agrees that if Vencor pays the Rent for the month of May 1999 on or before June 11, 1999 at 5:00 p.m. Eastern Daylight Savings Time then such payment shall be deemed to be a timely cure, within the meaning of Section 16.1 of the Five Leases and the Notices of Non-Payment, and that, in such event, no Event of Default (as that term is used in the Notices of Non-Payment and defined in the Five Leases) shall have occurred with respect to the late payment or non-payment of Rent for the month of May 1999. It is the intention of the parties that this Subparagraph 5(b) shall not affect in any way, including, without limitation, to shorten or extend, the cure period provided to the Leasehold Mortgagee, pursuant to Section 22.4 of the Five Leases. This Subparagraph 5(b) shall apply only to the Non-Payment Notices and to the non-payment or late payment of the May 1999 Rent under the Five Leases.

          (c) The immediately preceding Subparagraph 5(b) shall not be effective and shall be void ab initio unless on or prior to 5:00 p.m. Eastern
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          Daylight Savings Time on June 11, 1999, (i) Ventas is paid the Rent for the month of May 1999 or (ii) Ventas has received written confirmation from the Leasehold Mortgagee that it agrees that the period of time by which it would be entitled to cure the failure of Vencor to pay Rent for the month of May 1999 under Section 22.4 of the Five Leases in order to prevent a termination of the Five Leases is unchanged by Subparagraph 5(b) and such period of time is 35 days beginning on May 7, 1999.

Amendment To Tolling Agreement

     2. The first numbered paragraph of the Tolling Agreement dated April 12, 1999 shall be deleted and replaced with the following paragraph:

          Any Vencor Claims, including, without limitation, those arising or available under the Bankruptcy Avoidance Provisions (defined below) that Vencor could otherwise assert against Ventas if Vencor were a debtor in a case under the Bankruptcy Code commenced on the date hereof, and whether arising under the Bankruptcy Code or under other applicable federal or state law, shall not be prejudiced, impaired, or waived by Vencor's failure to commence such a bankruptcy case, and any and all statues of limitations, repose, or other legal or equitable constrains on the time by which such a bankruptcy case or pleading initiating any Vencor Claim must be filed to assert such a Vencor Claim (including, without limitation, a cause of action under (S) 548 of the Bankruptcy Code) shall be tolled during the period of time from April 12, 1999 to and including June 6, 1999 (the "Tolling Period"). For all purposes herein, both the

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          first and last day of the Tolling Period shall be deemed to be contained in the Tolling Period.

Counterparts

     3. These Amendments may be executed in one or more counterparts and by facsimile, each of which counterparts shall be deemed an original hereof but all of which together shall constitute one agreement.

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